Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Tyler P. Schuessler
Vice President,
Organizational Development and
Investor Relations
(203) 661-1926, ext. 6643

BLYTH, INC. REPORTS 1st QUARTER SALES AND EARNINGS

GREENWICH, CT, USA, June 1, 2006: Blyth, Inc. (NYSE: BTH), a leading designer and marketer of home fragrance and home décor products, today reported that Net Sales for the first quarter ended April 30, 2006 declined approximately 4% to $327.5 million compared to $342.8 million for the prior year period. Foreign exchange had a 2 percentage point unfavorable impact on first quarter Net Sales. International sales represented 37% of total sales in the first quarter this year and last year.

Loss from continuing operations for the quarter was $11.9 million compared to Earnings from continuing operations of $10.1 million for the prior year period. The loss includes a one-time non-cash goodwill impairment charge of $16.7 million, or $0.41 per share, arising from a re-evaluation of goodwill associated with Blyth’s European Wholesale businesses.

The Company also recorded a loss of $18.7 million, or $0.46 per share, during the first quarter on the sale and discontinued operations of Kaemingk B.V., a European Wholesale seasonal decorations business.

Net Loss for the quarter was $30.6 million versus Net Earnings of $10.0 million a year earlier. Diluted Earnings Per Share for the quarter was a loss of $0.75 per share compared to earnings of $0.24 per share a year earlier. Excluding discontinued operations and the adverse effect of the goodwill impairment charge, first quarter Earnings Per Share would have been $0.12 this year versus $0.25 in last year’s first quarter.

Blyth’s first quarter Net Sales declined due to lower sales in the Company’s Direct Selling and Wholesale segments, which was partially offset by modest growth in the Catalog & Internet segment. The decline in the Company’s first quarter operating margin was mainly due to weak sales in the PartyLite U.S. Direct Selling business, as well as the impact of higher commodity costs in each of Blyth’s three segments. Blyth also continues to investment spend in organic strategic initiatives in the Direct Selling and Catalog & Internet segments, which lowered the Company’s first quarter operating margin.

Commenting on the Company’s financial results, Robert B. Goergen, Blyth’s Chairman of the Board and CEO, said, “We completed the divestiture of Kaemingk, Blyth’s European Wholesale seasonal decorations business, during the first quarter and continue to evaluate numerous strategic alternatives for our four other European Wholesale operations. Direct Selling remains Blyth’s preferred venue for international expansion, and European markets in which PartyLite commenced operations over the past five years are experiencing robust growth.”

Mr. Goergen continued to say, “Blyth’s first quarter results were challenged by continued reduced consumer discretionary spending on Home Expressions products across our major markets. Moreover, commodity cost increases, including a greater than 50% increase in the price of paraffin wax over the past 12 months, exacerbated the effect of lower sales on first quarter earnings.”

In the Direct Selling segment, first quarter net sales declined 5% to $165.0 million versus $173.3 million for the same period last year primarily due to a sales decline of 12% in PartyLite’s U.S. market. Increased channel competition using the party plan model of Direct Selling contributed to fewer active independent sales consultants in the U.S. market, which totaled more than 24,000 in this year’s first quarter versus 27,000 in last year’s first quarter. Despite the lower active independent sales Consultant trend, productivity measures in this market such as sales per show improved versus last year’s first quarter.

In PartyLite Canada, strong sales growth of 14% continued in the first quarter, with active independent sales Consultants totaling more than 4,000 in the first quarter this year and last year. PartyLite Europe’s sales increased 6% in local currencies during the quarter, which translated into a modest sales decline on a reported basis. Strong sales growth in PartyLite’s newest European markets offset a decline in the German market, which continues to experience lower consumer spending versus last year in a very challenging economic environment. PartyLite’s European active independent sales Consultants totaled more than 15,000 in this year’s and last year’s first quarter.

First quarter operating profit in the Direct Selling segment was $20.6 million versus $28.0 million in the same period last year, primarily driven by lower sales in PartyLite’s U.S. market. Additional factors that negatively impacted operating profit in this segment include higher commodity costs, increased promotional spending in Europe and ongoing investments in the organic strategic initiatives Purple Tree and Two Sisters Gourmet.

In the Wholesale segment, first quarter net sales declined approximately 6% to $126.0 million versus $133.3 for the same period last year. Strong double-digit sales growth over last year’s first quarter was experienced in the Company’s North American mass channel candle business. Blyth’s North American home decor business unit also had higher sales versus last year, whereas sales declined in the other worldwide Wholesale segment business units, in keeping with the recent retail trends in the Home Expressions marketplace.

First quarter operating loss in the Wholesale segment was $23.7 million compared to last year’s first quarter operating loss of $6.5 million. The aforementioned $16.7 million pre-tax non-cash goodwill impairment charge, as well as sales volume declines, a mix shift towards mass channel products and substantially higher wax costs led to lower results than last year’s first quarter.

In the Catalog & Internet segment, first quarter net sales increased 1% to $36.5 million due to year over year growth in several Miles Kimball Company catalogs and sales of Boca Java, an on-line premium gourmet coffee and tea retailer that Blyth acquired in August 2005. First quarter operating loss in this segment was $3.8 million versus an operating loss of $1.7 million in the same period last year. The segment operating loss reflects increased print, paper and postage costs, as well as the ongoing investment in Boca Java.

The sum of the segment amounts does not necessarily equal that reported for the quarter for Blyth overall due to rounding.

Blyth continues to maintain a strong financial position, with approximately $249 million in cash and short term investments on its balance sheet versus $93 million at the end of last year’s first quarter. The Company repurchased approximately 536,000 shares of Blyth stock for approximately $11.4 million during the first quarter. The Company historically has repurchased shares to offset at least the effect of stock options and the issuance of restricted stock units.

Blyth’s management updated guidance for fiscal year 2007 Earnings Per Share today. Full year EPS excluding discontinued operations and the aforementioned goodwill impairment charge is expected to be $1.25 to $1.30. Reported full year EPS of $0.38 to $0.43 is anticipated, which reflects discontinued operations of $0.46 per share and the aforementioned goodwill impairment charge of $0.41 per share. Cash flow from operations is anticipated to be approximately $85 million in fiscal year 2007. Capital spending of approximately $20 million is expected for the full year, which is below previous projections.

In lieu of quarterly teleconferences, management will conduct informal Question and Answer sessions periodically via dial-in calls, the next of which will take place on June 16th. The date, time and dial-in information will be available in the “Investor Relations” section of the Company’s website, www.blyth.com, no later than one week prior to the next scheduled session. Management will not present prepared remarks during such calls and will cover no material, non-public information.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a Home Expressions company competing primarily in the home fragrance, home décor, seasonal decorations and gift industry. The Company designs, markets and distributes an extensive array of candles, home fragrance products, decorative accessories, seasonal decorations and household convenience items, as well as tabletop lighting and chafing fuel for the Away From Home or foodservice trade. Blyth manufactures most of its candles and sources nearly all of its other products. Its products are sold direct to the consumer under the PartyLite®, Purple TreeTM and Two Sisters GourmetTM brands, to retailers in the premium and specialty retail channels under the Colonial CandleTM, Carolina®, CBK® and Seasons of Cannon Falls® brands, to retailers in the mass retail channel under the Florasense®, Ambria®, FilterMate® and Sterno® brands, to consumers in the catalog and Internet channel under the Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace®, Easy ComfortsTM and Boca JavaTM brands, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands. In Europe, Blyth’s products are also sold under the PartyLite®, Colonial®, Gies®, Liljeholmens®, Ambria®, Carolina®, Edelman® and Euro-Decor® brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts. Actual results could differ materially due to various factors, including the slowing of the United States or European economies or retail environments, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2006.

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BLYTH, INC.

Consolidated Statements of Earnings

(In thousands except per share data)

(Unaudited)

	Three Months	Three Months
	Ended April 30,	Ended April 30,
	2006	2005

Net sales	$327,459	$342,777
Cost of goods sold	177,469	178,153
Gross profit	149,990	164,624
Selling	105,534	109,079
Administrative	34,738	35,773
Goodwill impairment	16,655	—
	156,927	144,852
Operating profit (loss)	(6,937)	19,772

Other expense (income)
Interest expense	5,286	4,952
Interest income	(1,647)	(216)
Foreign exchange and other	(460)	1,084
	3,179	5,820
Earnings (loss) from continuing operations before income taxes and minority interest	(10,116)	13,952
Income tax expense	1,700	4,051
Earnings (loss) from continuing operations before minority interest	(11,816)	9,901
Minority interest	71	(229)
Earnings (loss) from continuing operations	(11,887)	10,130
Loss from discontinued operation, net of income tax benefit of $(165) in 2006 and $(76) in 2005	(286)	(170)
Loss on sale of discontinued operation (net of tax of $0)	(18,436)	—
Net earnings (loss)	$(30,609)	$9,960

Basic:
Earnings (loss) from continuing operations per common share	$(0.29)	$0.25
Loss from discontinued operation per common share	(0.01)	(0.01)
Loss from sale of discontinued operation per common share	(0.45)	—
Net earnings (loss) per common share	$(0.75)	$0.24
Weighted average number of shares outstanding	40,803	40,904

Diluted:
Earnings (loss) from continuing operations per common share	$(0.29)	$0.25
Loss from discontinued operation per common share	(0.01)	(0.01)
Loss from sale of discontinued operation per common share	(0.45)	—
Net earnings (loss) per common share	$(0.75)	$0.24
Weighted average number of shares outstanding	40,803	41,221

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	April 30, 2006	April 30, 2005
Assets
Cash and Cash Equivalents	$127,202	$92,726
Short Term Investments	122,100	—
Accounts Receivable, Net	93,921	111,536
Inventories	227,763	230,675
Property, Plant & Equipment, Net	209,594	249,073
Other Assets	262,073	370,878
	$1,042,653	$1,054,888

Liabilities and Stockholders' Equity
Bank and Other Debt	$108,551	$35,534
Bond Debt	249,508	249,349
Other Liabilities	235,531	256,632
Stockholders' Equity	449,063	513,373
	$1,042,653	$1,054,888